Black Hills Corp. Reports Strong 2020 Fourth Quarter and Full Year Results and Provides Five-year Growth Outlook

•Reports 2020 GAAP EPS of $3.65 and EPS of $3.73, as adjusted
•Increases 2021 guidance to $3.80 to $4.00 per share
•Initiates 2022 guidance of $3.95 to $4.15 per share
•Targets 5% to 7% long-term EPS growth rate
•Increases expected five-year capital investment to $3.0+ billion

RAPID CITY, S.D. — Feb. 9, 2021 — Black Hills Corp. (NYSE: BKH) today announced financial results for the fourth quarter and full year ended Dec. 31, 2020. Net income and net income, as adjusted (non-GAAP) for the fourth quarter and full year 2020 compared to the fourth quarter and full year 2019 were:

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2020		2019		2020		2019
(in millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
GAAP:
Net income	$77.2	$1.23	$69.2	$1.13	$227.6	$3.65	$199.3	$3.28

Non-GAAP:
Net income, as adjusted *	$77.2	$1.23	$69.2	$1.13	$232.9	$3.73	$214.5	$3.53
* A schedule for the GAAP to non-GAAP adjustment reconciliation is provided below.

“I'm pleased to report strong financial performance with an increase of 5.7% year-over-year in adjusted earnings per share. Positive results were driven by strong contributions from our natural gas utilities, diligent expense management and constructive regulatory outcomes,” said Linn Evans, president and CEO of Black Hills Corp. “Our team kept safety and customer service at the forefront and rose to every challenge with incredible determination, exemplifying our Ready to Serve commitment when our customers and communities needed us most.

“Through our team’s resilient execution, we navigated the challenges of 2020 while preparing for the future needs of our customers. In 2020, we invested $755 million to upgrade and expand our infrastructure, including the new 52.5-megawatt Corriedale wind project, which is now generating renewable energy for customers in South Dakota and Wyoming. We also celebrated 50 years of consecutive dividend increases.

“Looking forward, we are excited about Black Hills’ future as a customer-focused, pure-play utility with strong, sustainable growth. During the next five years, we anticipate investing over $3 billion prioritizing safety, reliability and growth projects. To demonstrate our confidence and provide greater transparency into our future, we are increasing our earnings guidance for 2021, initiating guidance for 2022 and announcing a 5% to 7% compound annual growth target from 2022 to 2025. Our long-term earnings outlook and emissions goals published in November provide greater clarity for stakeholders as we continue improving lives with energy,” concluded Evans.

FOURTH QUARTER AND FULL YEAR 2020 HIGHLIGHTS AND UPDATES

Electric Utilities

•On Nov. 30, South Dakota Electric and Wyoming Electric placed in service the $79 million, 52.5-megawatt Corriedale Wind Energy Project. The wind facility was constructed near Cheyenne, Wyoming, and is jointly owned by South Dakota Electric and Wyoming Electric. The project is serving large commercial and industrial customers and governmental agencies participating in the subscription-based Renewable Ready program.

•On Oct. 15, Wyoming Electric and affiliate Black Hills Wyoming received final approval from the Federal Energy Regulatory Commission of a power purchase agreement to continue serving Wyoming Electric with 60 megawatts of capacity and energy from the Wygen I power plant owned by Black Hills Wyoming. The new agreement begins Jan. 1, 2022, and runs through Dec. 31, 2032.

•On Sept. 23, Colorado Electric received approval from the Colorado Public Utilities Commission for its Renewable Advantage program. The program plans to add 200 megawatts of renewable solar energy in Colorado by year-end 2023 through a power purchase agreement.

•On July 10, Wyoming Electric set a new all-time peak load of 271 megawatts, surpassing the previous peak of 265 megawatts set in July 2019.

•On May 5, citizens in Pueblo, Colorado, voted overwhelmingly to retain Colorado Electric as its electric utility provider by 75.6% of votes cast. The current franchise agreement continues through 2030.

Gas Utilities

•On Jan. 26, 2021, Nebraska Gas received approval from the Nebraska Public Service Commission for new rates and the extension of the company’s system safety and integrity rider for five years. The new, single statewide rate structure will successfully complete the consolidation process of two natural gas utilities in the state. The extension of the integrity rider aligns the integrity investment recovery mechanism across the consolidated utility. Final rates will be implemented on March 1, 2021, to replace interim rates enacted Sept. 1, 2020. The settlement will shift approximately $4.6 million of rider revenue to base rates and will generate an estimated $6.5 million in new annual revenues with a capital structure of 50% debt and 50% equity and a return on equity of 9.5%.

•On Sept. 11, Colorado Gas filed a rate review application with the Colorado commission seeking recovery on significant infrastructure investments in its 7,000-mile natural gas pipeline system. The rate review requested $13.5 million in new revenue with a capital structure of 50% debt and 50% equity and a return on equity of 9.95%. The request sought to implement new rates in the second quarter of 2021. The company also requested a System Safety and Integrity Rider for five years to recover safety-focused investments in its system. On Jan. 6, 2021, the Colorado Public Utilities Commission dismissed the rate review. On Jan. 26, 2021, Colorado Gas filed a request for rehearing, reargument or reconsideration regarding the dismissal of the rate review. The SSIR request continues to proceed as requested.

•On March 1, Wyoming Gas enacted new rates and implemented a new rider to recover integrity investments. The new, single statewide rate structure successfully completed the consolidation process of four natural gas utilities in the state. The new rate structure and consolidated tariffs will contribute to improvements in customers service and reduce the complexity and number of rate reviews and other regulatory filings.

Power Generation

•On Oct. 15, Black Hills Wyoming and affiliate Wyoming Electric received final approval from the Federal Energy Regulatory Commission of a power purchase agreement - see highlight in Electric Utilities above for more detail.

Corporate

•On Jan. 27, 2021, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Feb. 12, 2021, will receive $0.565 per share, payable on March 1, 2021.

•On Oct. 27, Black Hills’ board of directors approved a quarterly dividend rate of $0.565 per share, up 5.6% from $0.535 per share. In 2020, Black Hills celebrated 50 consecutive years of dividend increases.

•On Oct. 1, Barry M. Granger and Scott M. Prochazka joined Black Hills’ board of directors. In anticipation of future board retirements, the board also temporarily increased its size from 10 to 12 directors to ensure seamless transitions.

•On Aug. 3, Black Hills filed a shelf registration statement and dividend reinvestment and direct stock purchase program with the Securities and Exchange Commission. In conjunction with these filings, the company also renewed its at-the-market equity offering program under which it may sell from time to time shares of its common stock.

•On Aug. 1, Black Hills consolidated the leadership structure of its two Colorado utilities, Colorado Gas and Colorado Electric, under a single strategic leader. The new management structure positions the company to further define and execute the company’s overall Colorado strategy, improve customer and key stakeholder relationships and deliver improved results for the business.

•On June 17, Black Hills issued $400 million of 2.50% 10-year senior notes due 2030. Proceeds were used to repay short-term debt, working capital and for general corporate purposes.

•On Feb. 27, Black Hills issued 1.2 million shares of common stock for net proceeds of $99 million.

2021 EARNINGS GUIDANCE INCREASED

Black Hills is increasing its guidance for 2021 earnings per share available for common stock to be in the range of $3.80 to $4.00 from $3.75 to $3.95, based on the following updated assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021;
•Equity issuance of $100 million to $120 million through the at-the-market equity offering program in 2021; and
•No material net impact from COVID-19.

2022 EARNINGS GUIDANCE INITIATED

Black Hills is initiating its guidance for 2022 earnings per share available for common stock in a range of $3.95 to $4.15, based on the following updated assumptions:

•Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•Completion of utility regulatory dockets;
•No significant unplanned outages at any of our generating facilities;
•Adjusted contract price for Wygen I power purchase agreement beginning Jan. 1, 2022;
•Production tax credits of $20 million associated with wind generation assets;
•Capital investment of $647 million in 2021 and $600 million in 2022; and
•Equity issuance of $100 million to $120 million in 2021 and $60 million to $80 million in 2022 through the at-the-market equity offering program.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS (Unaudited)

(Minor differences may result due to rounding)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2020	2019	2020	2019
	(in millions)
Adjusted operating income (a) :
Electric Utilities	$34.3	$35.1	$156.1	$160.3
Gas Utilities	76.6	73.4	215.9	190.0
Power Generation	10.6	10.8	42.1	44.8
Mining	2.8	3.3	12.8	12.6
Corporate and Other	1.5	(1.2)	1.4	(1.6)
Operating income	126.0	121.4	428.3	406.0

Interest expense, net	(36.4)	(35.2)	(143.5)	(137.7)
Impairment of investment	—	—	(6.9)	(19.7)
Other income (expense), net	(1.6)	(5.8)	(2.3)	(5.7)
Income tax benefit (expense)	(7.4)	(7.5)	(32.9)	(29.6)
Net income	80.5	72.9	242.8	213.3
Net income attributable to noncontrolling interest	(3.3)	(3.7)	(15.2)	(14.0)
Net income available for common stock	$77.2	$69.2	$227.6	$199.3

(a)    Adjusted operating income removes the impacts of finance lease accounting relating to the 20-year PPA between Black Hills Colorado IPP and Colorado Electric for the Electric Utilities and Power Generation segments and Corporate and Other. This presentation of segment information does not impact consolidated financial results.

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2020	2019	2020	2019
Weighted average common shares outstanding (in thousands):
Basic	62,581	61,265	62,378	60,662
Diluted	62,661	61,418	62,439	60,798

Earnings per share:
Earnings per share, Basic	$1.23	$1.13	$3.65	$3.29
Earnings per share, Diluted	$1.23	$1.13	$3.65	$3.28

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EST on Wednesday, Feb. 10, 2021, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 3372129 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

ANNUAL MEETING OF SHAREHOLDERS

The company’s annual meeting of shareholders will be held on Tuesday, April 27, 2021, at 9:30 a.m. local time, at Black Hills’ company headquarters located at 7001 Mt. Rushmore Road in Rapid City, South Dakota. The company plans to mail the Annual Report and Proxy Statement on or about March 18, 2021, to shareholders of record as of March 8, 2021.

USE OF NON-GAAP FINANCIAL MEASURES

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income available for common stock, as adjusted, is defined as Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2020		2019		2020		2019
(In millions, except per share amounts)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income available for common stock (GAAP)	$77.2	$1.23	$69.2	$1.13	$227.6	$3.65	$199.3	$3.28
Adjustments:
Impairment of investment	—	—	—	—	6.9	0.11	19.7	0.32

Tax on Adjustments:
Impairment of investment	—	—	—	—	(1.6)	(0.03)	(4.5)	(0.07)

Adjustments, net of tax	—	—	—	—	5.3	0.08	15.2	0.25

Net income available for common stock, as adjusted (non-GAAP)	$77.2	$1.23	$69.2	$1.13	$232.9	$3.73	$214.5	$3.53

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenue less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Our gross margin measure may not be comparable to other companies’ gross margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three and twelve months ended Dec. 31, 2020, compared to the three months and twelve months ended Dec. 31, 2019, are discussed below.

The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Electric Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$110.2	$110.8	$(0.6)	$447.0	$444.5	$2.5

Operations and maintenance	51.8	52.5	(0.7)	196.8	195.6	1.2
Depreciation and amortization	24.0	23.2	0.8	94.2	88.6	5.6
Adjusted operating income	$34.3	$35.1	$(0.8)	$156.1	$160.3	$(4.2)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2020	2019	2020	2019
Quantities Sold (MWh):
Retail Sales	1,294,777	1,352,386	5,404,574	5,440,514
Contracted Wholesale (a)	143,646	(260,850)	492,637	368,360
Off-system/Power Marketing Wholesale	179,338	247,934	648,928	701,633
Total energy sold	1,617,761	1,339,470	6,546,139	6,510,507

Contracted generating facilities availability by fuel type:
Coal	93.9%	98.3%	94.1%	92.1%
Natural gas and diesel fuel	81.1%	82.1%	80.6%	87.9%
Wind	98.4%	97.6%	98.1%	95.6%
Total availability	87.2%	88.6%	87.0%	89.9%

Wind capacity factor	40.3%	43.5%	38.9%	38.7%
___________________
(a)    In the fourth quarter of 2019 we adjusted year-to-date revenue and purchased power, as well as associated quantities, for a wholesale contract to be presented on a net basis.  This presentation change had no impact on gross margin.

Fourth Quarter 2020 Compared with Fourth Quarter 2019

Gross margin decreased as a result of:

(in millions)
Lower commercial and industrial demand	$(1.8)
Weather	(1.2)
COVID-19 impacts	(0.1)
Transmission services	1.7
Rider recovery	1.0
Other	(0.2)
Total decrease in Gross margin (non-GAAP)	$(0.6)

Operations and maintenance expense decreased primarily due to $1.9 million of lower employee costs and lower outside services related expenses partially offset by $1.1 million of higher COVID-19 related expenses.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

Full Year 2020 Compared to Full Year 2019

Gross margin increased as a result of:

(in millions)
Release of TCJA revenue reserves(a)	$2.7
Rider recovery and true-up (b)	2.3
Transmission services	1.4
Residential customer growth	0.9
Lower commercial and industrial demand	(2.7)
COVID-19 impacts (c)	(1.8)
Weather	(0.3)
Total increase in Gross margin (non-GAAP)	$2.5
___________________
(a) In July 2020, regulatory proceedings resolved the last of the Company's open dockets seeking approval of its TCJA plans. As a result, the Company reversed certain TCJA-related liabilities, which resulted in an increase to Gross margin of $2.7 million.
(b) Gross margin increased due to $3.5 million of rider revenues, which was partially offset by decreases from $1.2 million of rider true-ups.
(c) The impacts to Electric Utilities gross margin from COVID-19 were driven by reduced commercial volumes and waived customer late payment fees partially offset by higher residential usage.

Operations and maintenance expense increased primarily due to COVID-19 impacts which included $2.2 million of expenses related to the sequestration of essential employees and $0.8 million of additional bad debt expense which were partially offset by $1.2 million of lower travel, training and outside services related expenses. Additionally, lower employee costs of $1.9 million were partially offset by $1.0 million of higher property taxes due to a higher asset base driven by prior and current year capital expenditures.

Depreciation and amortization increased primarily due to higher asset base driven by prior and current year capital expenditures.

Gas Utilities

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Gross margin (non-GAAP)	$181.2	$174.1	$7.1	$620.0	$584.1	$35.9

Operations and maintenance	80.2	76.6	3.6	303.6	301.8	1.8
Depreciation and amortization	24.4	24.2	0.2	100.6	92.3	8.3
Adjusted operating income	$76.6	$73.4	$3.2	$215.9	$190.0	$25.9

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2020	2019	2020	2019
Quantities Sold and Transported (Dth):
Distribution	31,910,390	34,762,775	97,627,844	105,745,544
Transport and Transmission	40,095,295	42,466,737	149,062,476	153,101,264

Fourth Quarter 2020 Compared with Fourth Quarter 2019

Gross margin increased as a result of:

(in millions)
New rates	$10.6
Customer growth - distribution	2.0
Weather	(2.6)
Mark-to-market on non-utility natural gas commodity contracts	(0.9)
COVID-19 impacts	(0.1)
Other	(1.9)
Total increase in Gross margin (non-GAAP)	$7.1

Operations and maintenance expense increased primarily due to $3.0 million of higher outside services expenses. Fourth quarter COVID-19 impacts decreased operations and maintenance expense by $0.5 million driven primarily by favorable adjustments to bad debt expense and lower travel and training expenses. Various other expenses comprised the remainder of the difference when compared to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year.

Full Year 2020 Compared to Full Year 2019

Gross margin increased as a result of:

(in millions)
New rates	$25.4
Customer growth - distribution	5.6
Mark-to-market on non-utility natural gas commodity contracts	3.3
Prior year amortization of excess deferred income taxes	2.6
Weather	(1.8)
COVID-19 impacts (a)	(1.8)
Other	2.6
Total increase in Gross margin (non-GAAP)	$35.9
___________________
(a) The impacts to Gas Utilities’ gross margin from COVID-19 were primarily driven by reduced volumes from certain transport customers and waived customer late payment fees.

Operations and maintenance expense increased primarily due to higher property taxes due to a higher asset base driven by prior and current year capital expenditures. Lower employee costs were mostly offset by various other current year expenses. COVID-19 impacts to operations and maintenance expense included $2.5 million of additional bad debt expense which was partially offset by $2.4 million of lower travel, training, and outside services related expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior and current year capital expenditures.

Power Generation

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$26.4	$25.5	$0.9	$105.0	$101.3	$3.7

Fuel expense	2.3	2.1	0.2	9.0	9.1	(0.1)
Operations and maintenance	8.8	7.6	1.2	33.7	28.4	5.3
Depreciation and amortization	4.7	4.9	(0.2)	20.2	19.0	1.2
Adjusted operating income	$10.6	$10.8	$(0.2)	$42.1	$44.8	$(2.7)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2020	2019	2020	2019
Contracted generating facilities availability by fuel type:
Coal	98.2%	92.3%	95.4%	94.5%
Natural gas	99.2%	99.1%	99.5%	98.6%
Wind	92.9%	92.0%	92.8%	90.6%
Total availability	96.7%	95.4%	96.4%	95.0%

Wind capacity factor	29.2%	27.5%	26.6%	23.5%

Fourth Quarter 2020 Compared with Fourth Quarter 2019

Adjusted operating income was comparable to the same period in the prior year.

Full Year 2020 Compared to Full Year 2019

Revenue increased in the current year due to increased wind megawatt hours sold primarily driven by the Busch Ranch II Wind Farm which was placed in service in November 2019, increased Black Hills Colorado IPP fired-engine hours and higher power sales agreement prices and volumes. Operating expenses increased in the current year primarily due to a $3.1 million expense related to the early retirement of certain assets and higher depreciation and maintenance expense from new wind assets. COVID-19 impacts included $0.4 million of expenses related to the sequestration of essential employees which were mostly offset by lower travel and training expenses.

Mining

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Revenue	$15.2	$16.6	$(1.4)	$61.1	$61.6	$(0.5)

Operations and maintenance	10.6	11.0	(0.4)	39.0	40.0	(1.0)
Depreciation, depletion and amortization	1.9	2.3	(0.4)	9.2	9.0	0.2
Adjusted operating income	$2.8	$3.3	$(0.5)	$12.8	$12.6	$0.2

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
Operating Statistics:	2020	2019	2020	2019
	(in thousands)
Tons of coal sold	929	996	3,737	3,716
Cubic yards of overburden moved	2,047	2,156	8,120	8,534

Revenue per ton	$15.78	$16.04	$15.67	$15.94

Fourth Quarter and Full Year 2020 Compared with Fourth Quarter and Full Year 2019

Adjusted operating income was comparable to the same period in the prior year.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments.

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Adjusted operating income (loss)	$1.5	$(1.2)	$2.7	$1.4	$(1.6)	$3.0

Fourth Quarter and Full Year 2020 Compared with Fourth Quarter and Full Year 2019

The variance in Adjusted operating income (loss) was primarily due to lower unallocated employee costs.

Consolidated Interest Expense, Impairment of Investment, Other Income (Expense) and Income Tax Benefit (Expense)

	Three Months Ended Dec. 31,		Variance	Twelve Months Ended Dec. 31,		Variance
	2020	2019	2020 vs. 2019	2020	2019	2020 vs. 2019
	(in millions)
Interest expense, net	$(36.4)	$(35.2)	$(1.2)	$(143.5)	$(137.7)	$(5.8)
Impairment of investment	—	—	—	(6.9)	(19.7)	12.8
Other income (expense), net	(1.6)	(5.8)	4.2	(2.3)	(5.7)	3.4
Income tax benefit (expense)	(7.4)	(7.5)	0.1	(32.9)	(29.6)	(3.3)

Interest expense, net

Fourth Quarter and Full Year 2020 Compared with Fourth Quarter and Full Year 2019

The increase in Interest expense, net was driven by higher debt balances partially offset by lower interest rates.

Impairment of Investment

Full Year 2020 Compared to Full Year 2019

In the current year, we recorded a pre-tax non-cash write-down of $6.9 million in our investment in equity securities of a privately held oil and gas company, compared to a $20 million write-down in the prior year. The impairments in both years were triggered by continued adverse natural gas prices and liquidity concerns at the privately held oil and gas company. The remaining book value of our investment is $1.5 million, and this is our only remaining investment in oil and gas exploration and production activities.

Other Income (Expense)

Fourth Quarter and Full Year 2020 Compared with Fourth Quarter and Full Year 2019

The variance in Other income (expense), net was due to the prior year expensing of $5.4 million of development costs related to projects we no longer intend to construct which was partially offset by higher current year non-service defined benefit plan costs primarily driven by lower discount rates.

Income Tax Benefit (Expense)

Fourth Quarter 2020 Compared with Fourth Quarter 2019

For the three months ended Dec. 31, 2020, the effective tax rate was 8.5% compared to 9.3% for the same period in 2019. The lower effective tax rate is primarily due to increased tax benefits from federal production tax credits associated with new wind assets and one-time research and development tax credits partially offset by a prior year tax benefit from a federal tax loss carry-back claim including interest.

Full Year 2020 Compared to Full Year 2019

For the year ended Dec. 31, 2020, the effective tax rate was 11.9% compared to 12.2% in 2019. The lower effective tax rate is primarily due to increased tax benefits from federal production tax credits associated with new wind assets and one-time research and development tax credits partially offset by a prior year tax benefit from a federal tax loss carry-back claim including interest.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.28 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2021 and 2022 earnings guidance and 2022 to 2025 compounded annual growth target and the impacts of the COVID-19 pandemic on our business. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2019 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•The accuracy of our assumptions on which our earnings guidance is based;

•Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•Our ability to complete our capital program in a cost-effective and timely manner;

•Our ability to execute on our strategy, including: targeting a 50 to 60 percent dividend payout ratio and continuing our track record of continuous annual dividend increases;

•Our ability to successfully execute our financing plans;

•Board of Directors' approval of any future quarterly dividends;

•The impact of future governmental regulation; and

•Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement (Unaudited)
Three Months Ended Dec. 31, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$169.4	$307.2	$1.8	$8.0	$—	$—	$486.4
Intercompany revenue	6.4	1.7	24.6	7.3	93.9	(133.9)	—
Fuel, purchased power and cost of gas sold	65.6	127.6	2.3	—	—	(34.4)	161.2
Gross margin (non-GAAP)	110.2	181.2	24.1	15.2	93.8	(99.5)	325.2

Operations and maintenance	51.8	80.2	8.8	10.6	74.4	(81.6)	144.2
Depreciation, depletion and amortization	24.0	24.4	4.7	1.9	6.0	(5.9)	55.0
Adjusted operating income (loss)	$34.3	$76.6	$10.6	$2.8	$13.4	$(11.9)	$126.0

Interest expense, net							(36.4)
Impairment of investment							—
Other income (expense), net							(1.6)
Income tax benefit (expense)							(7.4)
Net income							80.5
Net income attributable to noncontrolling interest							(3.3)
Net income available for common stock							$77.2

	Consolidating Income Statement (Unaudited)
Twelve Months Ended Dec. 31, 2020	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$690.1	$969.7	$7.7	$29.5	$—	$—	$1,696.9
Intercompany revenue	23.9	5.0	97.4	31.6	353.1	(511.0)	—
Fuel, purchased power and cost of gas sold	267.0	354.6	9.0	—	0.1	(138.4)	492.4
Gross margin (non-GAAP)	447.0	620.0	96.1	61.1	353.1	(372.7)	1,204.5

Operations and maintenance	196.8	303.6	33.7	39.0	284.5	(305.8)	551.8
Depreciation, depletion and amortization	94.2	100.6	20.2	9.2	25.2	(24.9)	224.5
Adjusted operating income (loss)	$156.1	$215.9	$42.1	$12.8	$43.4	$(42.0)	$428.3

Interest expense, net							(143.5)
Impairment of investment							(6.9)
Other income (expense), net							(2.3)
Income tax benefit (expense)							(32.9)
Net income							242.8
Net income attributable to noncontrolling interest							(15.2)
Net income available for common stock							$227.6

	Consolidating Income Statement (Unaudited)
Three Months Ended Dec. 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$165.6	$302.3	$2.3	$7.5	$—	$—	$477.7
Intercompany revenue	6.5	0.5	23.2	9.1	88.6	(127.9)	—
Fuel, purchased power and cost of gas sold	61.3	128.6	2.1	—	0.1	(34.8)	157.3
Gross margin (non-GAAP)	110.8	174.1	23.4	16.6	88.5	(93.1)	320.3

Operations and maintenance	52.5	76.6	7.6	11.0	74.9	(78.4)	144.3
Depreciation, depletion and amortization	23.2	24.2	4.9	2.3	5.8	(5.7)	54.6
Adjusted operating income (loss)	$35.1	$73.4	$10.8	$3.3	$7.8	$(9.0)	$121.4

Interest expense, net							(35.2)
Impairment of investment							—
Other income (expense), net							(5.8)
Income tax benefit (expense)							(7.5)
Net income							72.9
Net income attributable to noncontrolling interest							(3.7)
Net income available for common stock							$69.2

	Consolidating Income Statement (Unaudited)
Twelve Months Ended Dec. 31, 2019	Electric Utilities	Gas Utilities	Power Generation	Mining	Corporate	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$689.6	$1,007.6	$9.4	$28.3	$—	$—	$1,734.9
Intercompany revenue	23.1	2.5	91.8	33.4	344.2	(495.0)	—
Fuel, purchased power and cost of gas sold	268.3	425.9	9.1	—	0.3	(132.7)	570.8
Gross margin (non-GAAP)	444.5	584.1	92.2	61.6	343.9	(362.3)	1,164.1

Operations and maintenance	195.6	301.8	28.4	40.0	286.8	(303.8)	548.9
Depreciation, depletion and amortization	88.6	92.3	19.0	9.0	22.1	(21.8)	209.1
Adjusted operating income (loss)	$160.3	$190.0	$44.8	$12.6	$35.1	$(36.7)	$406.0

Interest expense, net							(137.7)
Impairment of investment							(19.7)
Other income (expense), net							(5.7)
Income tax benefit (expense)							(29.6)
Net income							213.3
Net income attributable to noncontrolling interest							(14.0)
Net income available for common stock							$199.3

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969